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                                                                     EXHIBIT 9.3

                               SERVICES AGREEMENT



THIS AGREEMENT is made April 22, 1994

BETWEEN: Master Investment Trust, Series I, a company incorporated in the Cayman Islands with its principal place of business at P.O. Box 30122SMB, Grand Cayman, Cayman Islands, B.W.I.

                  (hereinafter called the "Fund")

                  OF THE ONE PART

AND: CONCORD (CAYMAN ISLANDS) LIMITED, a company incorporated in the Cayman Islands and duly licensed to carry on business under the laws of the Cayman Islands with its principal place of business at P.O. Box 30122SMB, Grand Cayman, Cayman Islands, B.W.I.

                  (hereinafter called "Concord Cayman")

                  OF THE OTHER PART


WHEREAS:

The Fund has requested Concord Cayman to provide in the Cayman Islands certain services, and it is desired to now set forth the terms and conditions hereinafter appearing upon which Concord Cayman will provide such services.


NOW IT IS HEREBY AGREED as follows:

1. The Fund hereby retains Concord Cayman to provide such services as are, and subject to the terms and conditions, hereinafter set forth.

2.       Concord Cayman hereby agrees:

         (a) to perform and provide services to the Fund in and from within the Cayman Islands as follows:

                  (i) subject to clause 4(b) hereof, to maintain such books and records of the Fund as may be required to be held in the Cayman Islands by the Fund's Articles of Association or laws or regulations of
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                           the Cayman Islands in such manner as may be agreed
                           upon from time to time;

                  (ii) to provide the principal office and the registered office of the Fund in the Cayman Islands at its own offices as set out above and to make available within its premises such non-exclusive space as may be necessary to efficiently carry out its duties hereunder and, subject to clause 4(b) hereof, to maintain the register of members, the register of directors and officers, the register of mortgages and charges, minute books and common seal of the Fund and on behalf of the Fund to make such filings from time to time with the Register of Companies in and for the Cayman Islands as may be required;

                  (iii) to provide the services of two or more directors and a secretary or assistant secretary of the Fund;

                  (iv) to deliver to the Fund at its offices in George Town, Grand Cayman, Cayman Islands, B.W.I. or to such other address as may be notified to Concord Cayman pursuant to clause 4(b) hereof all correspondence received at the offices of Concord Cayman and addressed to the Fund and to respond thereto on behalf of the Fund if so requested by the Fund; and

                  (v) to provide such other services to the Fund as may be agreed from time to time.

         (b) to keep confidential all documents, materials and other information relating to the business of the Fund and its customers and not to disclose any of the aforesaid without the prior written consent of the Fund unless it shall in good faith determine that such disclosure is legally required.

         (c) to obtain and maintain during the term of this Agreement a mutual fund administrator's license under the Mutual Fund Law 1993.

3. The services to be provided by Concord Cayman hereunder are limited to those stipulated in clause 2(a) hereof. Concord Cayman may but shall be under no obligation to agree to provide additional services as may be requested from time to time by the Fund for such additional fee as may be agreed between the parties hereto.


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4.       (a)      Until and unless otherwise amended by valid resolution
                  of the Board of Directors of the Fund, Concord Cayman shall be entitled to assume that the approval and authorization of the Fund of any act, deed, document, matter or thing has been given if it shall have been notified whether in writing, orally, by telephone, telex, facsimile or cable by any one Director of the Fund provided such Director shall not at the time be present in the United States of America, its territories or possessions, and Concord Cayman shall not be obliged to make further inquiry thereafter of the Fund with respect to matters hereunder and subject to clause 7 hereof, shall be under no liability or obligation whatsoever to the Fund for so assuming and relying whether or not such approval or authorization has been actually given.

         (b) The Fund shall promptly supply Concord Cayman all such information, documents and instructions as are required by Concord Cayman to fulfill its obligations hereunder.

         (c) Subject to clause 7 hereof, Concord Cayman shall not be liable as a result of any failure on the Fund's part promptly to give proper authorizations, instructions, approvals, information and documents as may be necessary to enable Concord Cayman to carry out its obligations hereunder.

5.       (a)      The Fund will pay or cause to be paid to Concord Cayman
                  an annual fee of U.S. $3,000.

         (b) The fees payable under clause 5(a) hereof shall where appropriate be pro-rated to and be paid on the date on which this Agreement is terminated pursuant to clause 9 hereof.

         (c) The parties agree that the fees described in clause 5(a) and any adjusted fees hereafter may be amended from time to time by agreement of both parties, the party wishing to make such amendment shall give thirty days notice in writing to the other party and in the absence of agreement thereto the fees payable hereunder shall continue at the previously agreed rate.

         (d) In addition to the fees set out hereinbefore the Fund shall reimburse or cause to be reimbursed Concord Cayman such government or similar fees (including but not limited to filing fees and annual return fees), charges, taxes, duties and imposts whatsoever levied on or in respect of the Fund or business of the Fund as it may properly pay and all reasonable out-of-pocket expenses such as telex, telephone, telefax, postage

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                  and stationery and expenses of a similar nature as it
                  may incur in the execution of its duties hereunder.

         (e) In the event of any dispute as to the calculation of the fees payable to Concord Cayman hereunder, the matter shall be referred to the auditors of the Fund, whose decision will be final and binding.

6.       The parties hereto hereby acknowledge:

         (a) that Concord Cayman is an independent contractor hired to render specified services; and

         (b) that nothing herein contained shall preclude Concord Cayman from providing or agreeing to provide services of a like or similar nature to any other person, firm or corporation.

7.       (a)      Concord Cayman shall not be liable for any damage, loss,
                  costs or expenses whatsoever to or of the Fund at any time from any cause whatsoever except Concord Cayman's negligence, dishonesty, fraud, willful misfeasance or willful default or that of any of its directors, officers, employees or agents as the case may be.

         (b) The Fund agrees to indemnify and hold harmless Concord Cayman, its directors, officers and employees and each of them against any liability, actions, proceedings, claims, demands, costs or expenses whatsoever which they or any of them may incur or be subject to in consequence of this Agreement except as a result of negligence, willful misfeasance, willful default, dishonesty or fraud of Concord Cayman or any of its directors, officers, employees or agents as the case may be and this indemnity shall expressly inure to the benefit of any director, officer or employee existing or future and to the benefit of any successor of Concord Cayman hereunder.

         (c) Concord Cayman shall send to the Fund (in accordance with the notice procedures set forth in clause 11 hereto) as soon as practicable (including but not limited to the services of legal process) all communications addressed to the Fund and received by Concord Cayman and shall be under no further liability in relation thereto having acted as aforesaid.

         (d) Concord Cayman shall not be required to take any legal action on behalf of the Fund unless Concord Cayman so agrees and unless Concord Cayman is fully indemnified to its reasonable satisfaction against all costs and

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                  liabilities howsoever connected with such actions. If the Fund requests Concord Cayman in any capacity to take any action, which in the opinion of Concord Cayman may make it or its nominee liable for the payment of money or liable in any other way and if Concord Cayman so agrees then Concord Cayman shall keep indemnified in any reasonable amount and form satisfactory to it as a pre-requisite to taking such action.

8. The parties hereto agree that they will both use their best endeavors to ensure that no breach of any laws or regulations of the Cayman Islands occurs in connection with the operation of the business of the Fund in and from within the Cayman Islands.

9.       (a)      This Agreement may be terminated forthwith by either
                  party if the other is in material breach of this Agreement and by either party upon giving to the other at least ninety days' written notice PROVIDED ALWAYS that such termination shall be without prejudice to the provisions of clause 5 hereof or either party's rights with respect to any antecedent breach hereof by the other. Unless a longer period is specified in the notice of termination, this Agreement will be deemed terminated on the ninetieth day following the date of mailing of the notice.

         (b) In the event of termination, Concord Cayman shall forthwith deliver all books, records and other property of the Fund in its possession, custody or control to the Fund or as the Fund may direct.

10. Nothing herein contained shall constitute a partnership between the parties hereto.

11. All notices to be given hereunder shall be either delivered by hand or dispatched by first class registered post in the case of notices to be given to the Fund to P.O. Box 30122SMB, Grand Cayman Islands, B.W.I. and in the case of notices to be given to Concord Cayman to its address hereinbefore set out. Notices delivered by hand shall be deemed served or received when so delivered and notices sent by first class registered post shall be deemed served or received five days following dispatch. In the case of notice to the Fund, a copy shall be sent to W. Bruce McConnel, III, Esquire, Drinker Biddle & Reath, Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia, Pennsylvania 19107.

12. This Agreement may be executed in counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

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13.      This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

14. The effective date of this Agreement for the purposes of clause 5 hereof shall be April 22, 1994.


IN WITNESS WHEREOF intending to be legally bound hereby, the parties have executed this Agreement on the day and year first before written.


MASTER INVESTMENT TRUST, SERIES I



by:/s/ Richard Stierwalt
   --------------------------
its: President
   --------------------------

in the presence of:



/s/ Mary Jo Reilly
   --------------------------
Witness



CONCORD (CAYMAN ISLANDS) LIMITED



by:/s/ Peter Marshall
   --------------------------
its: Chairman
   --------------------------

in the presence of:



/s/ Mary Jo Reilly
   --------------------------
Witness


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